Exhibit 12.1
                                                                       3/19/101

                              GEORGIA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                      the six years ended December 31, 2000



                                                                                  Year ended December 31,
                                                 ----------------------------------------------------------------------------------
                                                     1995           1996         1997           1998          1999          2000
                                                     ----           ----         ----           ----          ----          ----
                                                 -----------------------------------Thousands of Dollars---------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes        $1,407,861     $1,295,124    $1,277,565     $1,249,768    $1,158,999    $1,192,370
      AFUDC - Debt funds                             12,123         11,452         9,030          7,117        12,429        23,396
                                                 -----------    -----------   -----------    -----------   -----------   -----------
         Earnings as defined                     $1,419,984     $1,306,576    $1,286,595     $1,256,885    $1,171,428    $1,215,766
                                                 ===========    ===========   ===========    ===========   ===========   ===========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                  $  257,092     $  210,149    $  196,707     $  182,879    $  164,375    $  171,994
   Interest on interim  obligations                  21,463         15,478         7,795         12,213        19,787        28,262
   Amort of debt disc, premium  and expense, net     15,846         14,802        14,191         13,378        15,127        14,257
   Other interest  charges                           20,400         21,296        57,623         71,536        75,868        79,396
                                                 -----------    -----------   -----------    -----------   -----------   -----------
         Fixed charges as defined                $  314,801     $  261,725    $  276,316     $  280,006    $  275,157    $  293,909
                                                 ===========    ===========   ===========    ===========   ===========   ===========



RATIO OF EARNINGS TO FIXED CHARGES                    4.51           4.99          4.66           4.49          4.26          4.14
                                                      =====          =====         =====          =====         =====         ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.